Exhibit 11.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Joint Proxy Statement-Offering Circular, which constitutes a part of this Offering Statement on Form 1-A of Coastal Banking Company, Inc., of our report dated April 7, 2015 related to the financial statements of First Avenue National Bank as of December 31, 2014 and for each of the fiscal years in the two-year period ended December 31, 2014.

We also consent to the reference to us under the heading “Experts” in the Joint Proxy Statement-Offering Circular that constitutes a part of such Offering Statement on Form 1-A.

/s/ Saltmarsh, Cleveland & Gund

Orlando, Florida

February 22 , 2016